Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-1 of our audit report dated May 4, 2022 (except as to the 1 for 5 reverse stock split disclosed under “Subsequent Events” in Note 12 to the combined financial statements, of which the date is September 21, 2022), with respect to the combined balance sheets of LeeWay Services, Inc. as of December 31, 2021 and 2020, and the related combined statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

February 6, 2023